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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan, the Second Amended and Restated PacifiCare Health Systems, Inc. Statutory Restoration Plan, and the 2001 Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, of our report dated January 30, 2003, with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Irvine, California
January 29, 2004